Cytomedix™

Contact:
Cytomedix, Inc.
David Jorden, Executive Board Member
Martin Rosendale, Chief Executive Officer
240-499-2680

FOR IMMEDIATE RELEASE

Cytomedix Announces Acceptance by NYSE Amex of Plan of Compliance

ROCKVILLE, MD., July 29, 2009 – Cytomedix, Inc. (NYSE Amex: GTF) (the "Company"), announces receipt of a letter from NYSE Amex LLC (the "Exchange") indicating that the Exchange has accepted the Company's plan of compliance and, pursuant to such plan, has granted the Company an extension until November 12, 2010 to regain compliance with the Exchange's continued listing requirements.

As previously disclosed on May 14, 2009, Cytomedix received notice from the Exchange that it was not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Exchange Company Guide. The Company subsequently submitted a plan of compliance and supplemental submissions to the Exchange.

Moving forward, Cytomedix will be required to provide the Exchange staff with updates in conjunction with the initiatives of the plan of compliance as appropriate or upon the Exchange's request, and the Exchange staff will review the Company periodically for adherence to the plan of compliance during the extension period. Failure to make progress consistent with the plan of compliance or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

About Cytomedix
Cytomedix is a biotechnology company that develops, sells and licenses regenerative biological therapies, including the AutoloGel™ System, a device for the production of platelet rich plasma ("PRP") gel derived from the patient's own blood. The AutoloGel™ System is cleared by the U.S. Food and Drug Administration ("FDA") for use on a variety of exuding wounds. The Company is currently pursuing a multi-faceted strategy to penetrate the chronic wound market with its AutoloGel™ System. The Company is also moving forward with the development of other product candidates in its pipeline. Most notably is its CT-112 product, an anti-inflammatory peptide, that has shown promise in pre-clinical testing. Additional information regarding Cytomedix is available at: http://www.cytomedix.com

SAFE HARBOR STATEMENT
Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among many others, the outcome of development or regulatory review of CT-112, commercial success or acceptance by the medical community, competitive responses, the Company's ability to execute in a timely fashion or at all upon the plan of compliance submitted to the NYSE Amex. There is also no guarantee that the Company's current capitalization will be sufficient to attain its goals, that future funding will be available

to the Company on acceptable terms, or that the Company will ever be able to sustain itself from ongoing operations. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information,

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